UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KNOVA SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THIS FILING CONSISTS OF AN E-MAIL SENT TO CUSTOMERS AND PARTNERS OF KNOVA SOFTWARE, INC.
Dear KNOVA CUSTOMER/PARTNER,
As you already know, KNOVA Software entered into an agreement in December to be acquired by M2M Holdings, Inc. At that time, we indicated that we expected the transaction to close in the 1st calendar quarter. I would like to update you on two important items related to that transaction:
•	First, a stockholder vote is scheduled for Monday, March 12th, and if the transaction is approved, it is expected to close later that week.
•	Second, yesterday M2M Holdings announced that it has changed its own name to Consona Corporation. Therefore, upon close of the transaction, KNOVA will become a part of Consona Corporation.
I would like to stress that this is only a name change. The management team we have been working with at M2M Holdings is unchanged, as are the investors. Consona will continue to follow the same corporate strategy, including the plans for KNOVA which were communicated at the time we announced the acquisition. Furthermore, the KNOVA name is not changing, and you will continue to be a KNOVA customer — even after the pending acquisition. We’re still the same great company with the same strategy and vision. And we will still actively sell, support, maintain, and enhance the KNOVA solution.
The Consona name is derived from the concept of consonance, which describes the perfect alignment of elements within a single entity. The name emphasizes the aspects of the company’s strategy that makes them unique as a software and services provider. First, they strive to build high-fit software that closely aligns with your business processes. Second, they encourage their people to be similarly aligned in order to provide you with excellent service and support. And finally, they try hard to streamline and leverage internal processes so that they remain an efficient, financially stable vendor that will grow with you over time.
Thank you for taking the time to read through this message, and please do not hesitate to contact me if you have any questions. You also can learn more by visiting Consona’s new Web site, www.consona.com.
Sincerely,

Bruce Armstrong
President and CEO
KNOVA Software
Additional Information About the Proposed Transaction and Where to Find It
KNOVA has filed a definitive proxy statement in connection with the proposed merger with Consona Corporation (formerly M2M Holdings, Inc.) which has been mailed to stockholders. KNOVA urges stockholders to read the definitive proxy statement and any other relevant documents filed with the SEC because they contain important information about KNOVA, Consona and the proposed transaction. These documents can be obtained free of charge at the website maintained by the SEC at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge by contacting KNOVA at (408) 863-5800.
KNOVA’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of KNOVA in connection with the transaction. A description of certain of the interests of directors and executive officers of KNOVA is set forth in the definitive proxy statement.